EXHIBIT 5.1

March 31, 2005

Axesstel, Inc.

6815 Flanders Drive, Suite 210

San Diego, CA 92121

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Axesstel, Inc., a Nevada corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”) covering the registration of up to 3,062,761 shares of the Company’s common stock, $0.0001 par value (the “Common Stock”), on behalf of the selling stockholders named therein, including:

•	1,603,605 shares of Common Stock (the “Primary Shares”) issued to certain purchasers in private placements (the “Private Placements”) pursuant to Stock Purchase Agreements dated October 14, 2004, February 2, 2005 and March 3, 2005 (collectively, the “ComVentures Purchase Agreements”), among the Company and the purchasers named therein;

•	1,390,000 shares of Common Stock (the “Secondary Shares”, and together with the Primary Shares, the “Issued Shares”) acquired by the purchasers participating in the Private Placements in transactions not involving the Company;

•	33,334 shares of Common Stock (the “Laurus Warrant Shares”) issuable upon the exercise of a Common Stock Purchase Warrant executed by the Company in favor of Laurus Master Fund, Ltd. (“Laurus”) dated August 18, 2004 (the “Laurus Warrant”);

•	20,000 shares of Common Stock (the “Coffin Warrant Shares”) issuable upon the exercise of a Warrant to Purchase Common Stock dated July 9, 2003 (the “Coffin Warrant”) executed by the Company in favor of Coffin Partners LLC for services rendered; and

•	15,822 shares of Common Stock (the “Monico Warrant Shares”, and together with the Coffin Warrant Shares and the Laurus Warrant Shares, the “Warrant Shares”) issuable upon the exercise of the Common Stock Purchase Warrants dated August 19, 2004 (the “Monico Warrants”, and together with the Coffin Warrant and the Laurus Warrant, the “Warrants”) executed by the Company in favor of assignees of Monico Capital Partners, LLC (“Monico”) for services rendered.

March 31, 2005

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-B.

In connection with this opinion, we have examined and relied upon the Registration Statement, and related Prospectus, the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, as amended, the ComVentures Purchase Agreements, the Securities Purchase Agreement dated August 18, 2004, between the Company and Laurus (the “Laurus Purchase Agreement”, and together with the ComVentures Purchase Agreements, the “Purchase Agreements”), the Laurus Warrant, the letter agreement between Coffin Communications Group and the Company dated July 11, 2003 (the “Coffin Engagement Agreement”), the Coffin Warrant, the Retail/Institutional Engagement Agreement between Monico and the Company (the “Monico Engagement Agreement,” and together with the Coffin Engagement Agreement, the “Consultant Agreements”), the Monico Warrants, and the originals or copies certified to our satisfaction of other such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed for purposes of this opinion letter, with your approval and without independent inquiry, the genuineness of all signatures (except those of the Company), the legal capacity of all signatories (other than by or on behalf of the Company), and the conformity with the original documents of all documents submitted to us as copies. We have also assumed that the specimen stock certificate submitted to us conforms to each of the stock certificates representing the Issued Shares (collectively, the “Share Certificates”), that the specimen stock certificate will conform to the stock certificates representing the Warrant Shares that have not yet been issued (collectively, the “Future Share Certificates”), that the Share Certificates have been properly executed in accordance with Section 78.235 of the Nevada Revised Statutes, Title 7, Chapter 78, and that the Future Share Certificates will be properly executed in accordance with 78.235 of the Nevada Revised Statutes, Title 7, Chapter 78.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Issued Shares are validly issued, fully paid and nonassessable; and the Warrant Shares when issued and sold in accordance with the terms of the Warrants will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

This opinion is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication

March 31, 2005

or otherwise, as to any other matters relating to the Company, the Issued Shares, the Warrant Shares, the Purchase Agreements, the Consultant Agreements, or any of the transactions that may be related thereto or contemplated thereby.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP